Exhibit 99.1

Financial Report

April – June 2010

Sales:	$1,802 million
Operating margin:	12.7%
Operating cash flow:	$251 million
EPS:	$1.60

(Stockholm, July 23, 2010) – – – For the three-month period ended June 30, 2010, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – reported a record quarterly operating income and margin of $229 million and 12.7%, respectively. Net sales increased by 51% to $1,802 million compared to the same quarter in 2009.

Excluding currency effects and acquisitions, sales grew organically by 40% compared to the increase in global light vehicle production of 29%.

Income before taxes improved to $206 million, net income to $146 million and earnings per share assuming dilution to $1.60. The pre-tax income has been negatively affected by approximately $12 million for extinguishment of debt.

Operations generated a positive cash flow of $251 million, and $195 million before financing. Net debt fell to $417 million despite acquisitions, restructuring payments and debt extinguishment payments totaling $181 million since the beginning of the year.

For the third quarter of 2010, the Company expects consolidated net sales to rise close to 25% compared to the same quarter in 2009 with organic sales growing by at least 20% and anticipates an operating margin of at least 10%. Based on the current IHS light vehicle production forecast, the Company indicates a net sales increase of close to 35% for the full year with organic sales growing by approximately 28% and indicates an operating margin of more than 11%.

An earnings conference call will be held at 2:00 p.m. (CET) today July 23. To follow the webcast or to obtain your personal pin code and phone number, please access www.autoliv.com.

2nd quarter 2010

Market Overview Second Quarter

During the three-month period April - June 2010, global light vehicle production (LVP) is estimated by IHS (CSM) to have increased by 29% compared to the same quarter 2009. This was 8 percentage points better than expected at the beginning of the quarter. LVP in the Triad (i.e. North America, Europe and Japan), where Autoliv generates almost 80% of its sales, is estimated to have risen by 31%.

In Europe, where Autoliv derives close to 40% of its revenues, LVP is estimated to have recovered by 13% from the low level in the same quarter 2009. In Western Europe, the increase was 12% and in Eastern Europe 18%.

In North America, which accounts for nearly 30% of revenues, LVP recovered by 73%. Production of passenger cars recovered by 52% and production of light trucks by 93%. Chrysler nearly quadrupled its production, while General Motors (GM) and Ford increased their production by 89% and 46%, respectively. Asian and European vehicle manufacturers increased their production in the region by 47%.

In Japan, which accounts for one tenth of Autoliv’s consolidated sales, LVP recovered by 31%. The recovery was especially strong for vehicles for export to markets in North America and Western Europe.

In the Rest of the World (RoW), which accounts for more than 20% of sales, LVP grew by 27%, primarily thanks to increases of 24% in China and 32% in India. LVP in the important Korean market, where the average safety content per vehicle is higher than in India and China, increased by 35%.

Consolidated Sales

Consolidated net sales increased by 51% to $1,802 million compared to the same quarter in 2009. Acquisitions added 12% (see Other Significant Events), while currency effects had a negative impact of 1%. Consequently, organic sales (non-U.S. GAAP measure, see enclosed table) increased by 40%.

In April, organic sales were expected to grow by at least 30%. However, the recovery in global LVP was sharper than expected. In addition, it included a more favorable mix than anticipated. Autoliv’s outperformance relative to LVP was therefore stronger than expected.

Sales to GM, Ford and Nissan contributed the most to the growth in the Company’s sales revenues, while the highest growth rates were recorded in the sales to Chrysler, Mitsubishi, GM, Hyundai/KIA and Nissan.

Sales by Product

Sales of airbag products (including steering wheels and electronics) rose by 60% to $1,207 million. Acquisitions added 15%, while currency effects reduced sales by 1%. Consequently, organic sales of airbag products grew by 46%, which was 15 percentage points higher than the increase in LVP in the Triad, which is the main market for airbags. Autoliv’s strong performance was due to new business with Hyundai/KIA, GM, Chrysler and Ford, as well as to a strong sales recovery in Japan, especially with Nissan, Mitsubishi and Honda.

Sales of seatbelt products (including seat sub-systems) increased by nearly 36% to $595 million. Acquisitions added 6%, while currency effects reduced sales by less than 1%. Consequently, organic sales of seatbelt products rose by 30% compared to the 29% increase in global LVP. Autoliv’s sales were driven by a positive LVP mix and new business with Hyundai/KIA and GM, as well as strong sales recoveries with Honda, Renault, Nissan, Chrysler and Mitsubishi.

Sales by Region

Sales from Autoliv’s European companies increased by 9% to $694 million. Acquisitions added 1%, while currency effects had a negative impact of 5%. Organic sales therefore rose by 13%, in line with the recovery in European LVP. Autoliv’s sales were mainly driven by new business for Renault’s Fluence and high demand for Mercedes’s E-class and C-class; BMW’s 5-Series and for Volvo’s XC90.

Sales from Autoliv’s North American companies jumped by 103% to $519 million primarily due to the strong recovery in LVP. Acquisitions added 20% and currency effects 1% due to a stronger Mexican peso. Organic sales growth of 82% was 9 percentage points higher than the recovery in the North American light vehicle production. Autoliv’s better-than-the-market performance was due to a favorable mix mainly as a result of GM’s and Chrysler’s strong recoveries as well as Ford’s outperformance of North American LVP. Significant contributors to Autoliv’s sales performance were Chevrolet’s Silverado, Equinox and Traverse; Ford’s Escape, E-series and F-series Super Duty; and Jeep’s Patriot, Compass and Grand Cherokee.

Sales from Autoliv’s companies in Japan rose by 85% to $178 million. Currency effects added almost 6%. Organic sales growth of nearly 80% was 2.5 times higher than the recovery in Japanese LVP. This was mainly due to the strong recovery in the production of vehicles that had dropped the most last year. These were premium cars, SUVs and other vehicles with high safety content for the North American and West European markets. Autoliv benefited particularly from strong recoveries for Mitsubishi’s Outlander and the launch of the new Mitsubishi RVR and recoveries for Toyota’s larger SUVs and from the ramp up of production of the Prius, Alphard and Mark X. Sales were also driven by strong demand for Lexus’s LX470 and GX; Subaru’s Legacy; Honda’s StepWagon, Accord, CRV and Freed; Mazda’s 2, 3, 6 and CX; and Nissan’s Serena, Rogue, X-Trail, Tiida, and Safari.

Sales from Autoliv’s companies in the Rest of the World (RoW) jumped by 103% to $411 million. Acquisitions and currency effects added almost 42% and almost 6%, respectively. The organic sales increase of nearly 56% was more than twice as high as the increase in the region’s LVP. Autoliv’s strong performance reflects organic sales increases of 75% in China and 29% in South America, which was 51 percentage points and 16 points, respectively, higher than the LVP growth in these markets. In China, sales were driven by new business for Geely’s Emgrand EC7; Great Wall’s CoolBear, Hover, I7 and Voleex C30; FAW’s Besturn; and Jianghuai’s Rein. In South America, sales were mainly driven by Volkswagen’s Gol and sales to Scania.

2nd quarter 2010

Earnings Second Quarter

For the second quarter 2010, Autoliv reported the highest quarterly gross profit, gross margin, operating income, operating margin, income before taxes, net income as well as earning per share in the Company’s history. These records reflect our ongoing restructuring efforts.

Gross profit more than doubled to $412 million from $186 million in the second quarter 2009. Gross margin improved to 22.9% from 15.6%. The margin improvement reflects higher sales (especially of products with higher value-added), as well as the positive result of our restructuring efforts and savings in component sourcing. Gross profit and gross margin were boosted by a $4 million one-time revenue for subcontracting services.

Operating income improved by $241 million to $229 million due to the gross profit increase of $226 million and $29 million lower restructuring charges. These positive effects were partially offset by $10 million higher Research, Development and Engineering (RD&E) expense, net and $8 million higher Selling, General & Administrative (SG&A) expense. However, in relation to sales, SG&A expense was reduced to 4.5%, one of the lowest levels ever. Operating margin improved to 12.7%, which is a new all-time-high exceeding our previous record of 11.4% recorded in the first quarter this year.

Income before taxes improved by $234 million to $206 million due to the $241 million improvement in operating income. This was partially offset by an approximately $12 million negative effect from accelerated exchanges of equity units (see Other Significant Events below), while lower interest expense, net had a $4 million favorable effect.

Net income attributable to controlling interest improved by $167 million to $146 million from a loss of $21 million in the second quarter 2009. Income tax expense was $58 million which resulted in an effective tax rate of 28.4%. In the second quarter of 2009, there was an income tax benefit of $7 million.

Earnings per share rose by $1.84 to $1.60 assuming dilution, primarily as a result of the swing in pre-tax earnings from a loss in the second quarter 2009. The weighted average number of shares outstanding rose by 8% to 91.6 million from the same quarter 2009 when there was no dilution due to the loss.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $251 million. This was the second highest level ever despite payments of $18 million for restructuring activities. During the same quarter 2009, cash flow was $127 million including restructuring payments of $21 million.

Cash flow before financing (non-U.S. GAAP measure, see enclosed table) amounted to $195 million which was $99 million more than during the same quarter 2009. Acquisitions and other, net was $9 million, compared to divestitures of $1 million in the second quarter 2009. Capital expenditures, net of $47 million were $15 million more than during the same quarter 2009 but $24 million less than depreciation and amortization in the quarter.

During the quarter, operating working capital (non-U.S. GAAP measure, see enclosed table) decreased to 6.2% of sales from 7.2%, despite payments of $18 million from restructuring reserves. The Company has the policy that working capital in relation to last 12-month sales should not exceed 10%. The low working capital ratio is partially a reflection of higher-than-normal restructuring reserves.

Account receivables decreased in relation to days sales outstanding to 70 from 72 days on March 31, and days inventory outstanding to 30 from 32 days.

The Company’s net debt (non-U.S. GAAP measure, see table) declined by $202 million to $417 million at the end of the quarter despite total acquisition payments of $58 million, restructuring payments of $18 million and $8 million for exchange of equity units. Gross interest-bearing debt was reduced by $49 million to $878 million at the end of June. The sharp debt reductions reflect both the strong cash flow and a $54 million effect from the exchange of equity units.

Autoliv’s policy is to maintain a leverage ratio significantly below 3.0 times and an interest-coverage ratio significantly above 2.75 times. The Company’s leverage ratio was 0.5 times on June 30, while interest coverage ratio was 9.0 times. Leverage ratio is measured as adjusted net debt in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). Interest coverage is defined as operating income (excluding amortization of intangibles) in relation to interest expense, net (including cost for extinguishment of debt). Adjusted net debt includes pension liabilities but excludes the debt from equity units since these funds are regarded as equity by Standard & Poor’s due to the fact that the purchase contracts of the equity units are binding and not revocable. Net debt to capitalization ratio declined to 14% from 20% at the end of previous quarter.

Total equity improved by $88 million to $2,621 million mainly due to net income of $147 million and the exchange of equity units of $57 million. This was partially offset by currency effects of $46 million, by $50 million from acquiring the non-controlling interest in Norma and by $26 million due to an accrual for the third-quarter dividend. Total parent shareholders’ equity was $2,618 million corresponding to $29.58 per share. The exchange of equity units increased the number of shares outstanding by 3 million to 88.5 million.

Launches in the 2nd Quarter

•	Audi’s new A1; Driver airbag with steering wheel and passenger airbag

•	Dacia’s new Duster; Side airbags and seatbelts with pretensioners

•	Ford’s new Figo; Driver airbag with steering wheel, passenger airbag and seatbelts

•	Jeep’s new Grand Cherokee; Passenger airbag, driver knee airbags, side airbags, inflatable curtains and active safety electronics (anti-collision radar)

•	KIA’s new Sportage; Driver airbag, passenger airbag, side airbags, inflatable curtains, seatbelts with pretensioners and safety electronics

•	Nissan’s new Juke; Seatbelts with pretensioners

•	Opel’s new Meriva; Side airbags, inflatable curtains and safety electronics

•	Saab’s new 9-5; Driver airbag with steering wheel and passenger airbag

•	Volvo’s new S60; Passenger airbag, side airbags, inflatable curtains, seatbelts with pretensioners and seat structures

Q2 – Report 2010

Market Overview First Six Months

During the six-month period January - June 2010, light vehicle production (LVP) increased by 39% globally and by 40% in the Triad.

In Europe, light vehicle production increased by 24%. In Western Europe the increase was 24% and in Eastern Europe 25%.

In North America, light vehicle production recovered by 72%, primarily due to GM, Ford and Chrysler increasing their LVP by 81%. Asian and European vehicle manufacturers increased their LVP in North America by 61%.

In Japan, light vehicle production increased by 42% in the six-month period.

In the Rest of the World (RoW) light vehicle production increased by 39%.

Consolidated Sales

For the year’s first six months, consolidated sales increased by 66% to $3,522 million. Currency effects added 2% and acquisitions 9%. Additionally, three more production days in the first quarter added 4% (“the production day effect”). Consequently, organic sales increased by 51% which was 12 percentage points higher than the increase in global LVP.

Sales of airbag products increased by 75% to $2,353 million. Currency effects added 2%, the production day effect added 4% and acquisitions 12%. The organic sales increase of 57% was 17 percentage points higher than LVP increase in the Triad.

Sales of seatbelt products rose by 50% to $1,170 million including the production day effect of 4%. Currency effects added 3% and acquisitions 4%. The organic growth of almost 40% was in line with the increase in global LVP.

Sales from Autoliv’s European companies increased by 25% to $1,424 million. Currency effects and acquisition effects added an aggregate of 1%. The production day effect was 4%. Organic sales therefore increased by 20%.

Sales from Autoliv’s North American companies jumped by 118% to $1,004 million. Currency effects added 2%, the production day effect 4% and acquisition effect 23%. Organic sales increase of nearly 90% was 18 percentage points higher than the increase in North American LVP. This was mainly due to new business for Ford, Chrysler and Chevrolet.

Sales from Autoliv’s companies in Japan jumped by 105% to $371 million including favorable currency effects of 4% and the production day effect of 4%. Organic sales growth of 97% was 55 percentage points higher than the Japanese LVP increase thanks to higher market share and a sharper recovery in the production of vehicles with higher safety content than for low-end vehicles.

Sales from Autoliv’s companies in the RoW jumped by 112% to $723 million including the production day effect of 4%, favorable currency effects of 8% and acquisition effect of 25%. The organic sales increase of 75% was 36 percentage points higher than the growth in LVP, mainly due to the Chinese market and a favorable LVP mix primarily as a result of recent launches with Geely, GreatWall, GM, Honda, Peugeot and Citroën.

Earnings

Gross profit increased by $529 million to $796 million and gross margin to 22.6% from 12.6% due to higher sales and savings effects from our restructuring activities and other cost reduction efforts.

Operating income improved by $526 million to $425 million from a loss of $101 million. Operating margin improved to 12.1% from (4.8%) for the same period 2009.

Income before taxes increased by $517 million to $385 million due to the $526 million improvement in operating income. This improvement was partially offset by the $12 million negative effect from the equity unit exchange. Lower interest expense, net due to lower net debt had a favorable effect of $6 million.

Net income attributable to controlling interest improved by $357 million to $273 million from a loss of $84 million. Income tax expense was $110 million, net of discrete items of $4 million, resulting in an effective tax rate of 28.5%. For the six-month period last year, income taxes were a benefit of $47 million including $6 million from discrete items.

Earnings per share improved by $4.07 to $2.99 assuming dilution from a loss of $1.08 in the same period 2009. The average number of shares outstanding increased by 17% to 91.2 million, primarily as a result of the sale of treasury shares in March 2009 and an increased dilutive effect from the equity units. The higher number of shares outstanding had a 52 cent negative effect on earnings per share.

Cash Flow and Balance Sheet

Operations generated $400 million in cash and $249 million before financing compared to $119 million and $56 million during the first six months 2009. Capital expenditures, net amounted to $83 million and depreciation and amortization to $145 million compared to $66 million and $150 million, respectively, last year.

Thanks to the strong cash flow and the exchange of equity units, net debt decreased by $245 million to $417 million despite total acquisition payments of $137 million. Gross interest-bearing debt decreased by $261 million. Net debt to capitalization was 14% compared to 21% at the beginning of the year.

Total equity increased by $186 million mainly as a result of the $276 million net income and the $57 million effect of the equity unit exchange. Equity was negatively affected primarily by $73 million from currency effects, by $50 million from acquiring the non-controlling interest in Norma and by $26 million from an accrual for the third-quarter dividend.

Return on total equity was 22% and return on capital employed 28%. These levels were the highest returns recorded in the Company’s history.

Q2 – Report 2010

Headcount

Total headcount (permanent employees and temporary personnel) increased by 1,400 during the quarter to 41,100 and by 3,200 during the first six months (600 was due to acquisitions). During the quarter, headcount in high-cost countries increased by only 400, despite the sharp sales recoveries in North America, Europe and Japan. Virtually all of these new associates were temporary personnel for manufacturing. Although a few associates were hired in R,D&E or production overhead, none were permanent employees. Headcount in S,G&A declined slightly.

Currently, 60% of total headcount is in low-cost countries, 70% are direct workers in manufacturing and 22% are temporary personnel which increases our flexibility in the cyclical automotive industry. A year ago, these ratios were 55%, 63% and 10%, respectively.

Outlook

The latest forecasts from IHS (CSM) indicate an increase in global LVP of 7% in the third quarter compared to the same quarter 2009 with an increase of 23% in North America, but with a decrease of 7% in Europe. For the remaining six months of the year, IHS (CSM) predicts a 2% increase in global LVP compared to the same period 2009 but a 7% sequential dip, largely due to traditional seasonality effects, compared to this year’s first six months.

Based on IHS’s forecast and customer call-offs for the third quarter and IHS’s forecast for the rest of the year, Autoliv’s organic sales are expected to continue to outperform global LVP by growing at least 20% in the quarter and by approximately 28% for the full year. Acquisitions are expected to add 9% both in the quarter and for the full year, while currency effects are expected to have a negative impact of 6% in the quarter and 3% for the full year. Consequently consolidated sales are expected to increase close to 25% in the third quarter and based on the current IHS production forecast the Company indicates a net sales increase of close to 35% for the full year. The production day effect will have a negative impact in the fourth quarter offsetting the positive effect from the first quarter.

An operating margin of at least 10% is expected for the third quarter, while the indication for the full year is an operating margin of more than 11%, given current assumptions. The projected effective tax rate for the remainder of the year is estimated to be around 30%.

Other Significant Events

•

The company has accelerated the exchange of 36% of the equity units resulting in the issuance of 3,058,735 shares of Autoliv’s common stock from its treasury, and the payment 8 million in cash. This reduced net debt by $54 million and increased equity by $57 million. As a result of these transactions, the Company recorded a $12 million financial expense in the quarter but will save $16 million in interest expense through April 2012.

•

The quarter has been favorably impacted by the fact that former Delphi contracts in Asia, North America and Europe were re-sourced to Autoliv towards the end of last year and in the first quarter this year. Autoliv also acquired certain assets related to these airbag, steering wheel and seatbelt contracts. These contracts are expected to add $275 million to consolidated sales during the remaining six months of the year.

•

Autoliv has also made two other acquisitions. In Japan, the remaining 40% of the shares in Autoliv’s inflator subsidiary was acquired. This consolidated subsidiary has sales of $35 million to other Autoliv companies. Also in the first quarter, Autoliv acquired Visteon’s automotive radar business which has sales of approximately $2 million.

•	In the second quarter, Autoliv acquired the remaining 49% of the shares in its Estonian subsidiary AS Norma for $50 million.

•	In June, Autoliv signed the agreements for two new revolving credit facilities equivalent to approximately $450 million with maturities of five to seven years.

Dividend Resumption and Next Report

As previously announced, the Company has decided to resume the payments of dividends to shareholders by declaring a quarterly dividend of 30 cents per share for the third quarter 2010. The dividend will be payable on September 2 to shareholders of record on August 5. The ex-date, when the shares will trade without the right to the dividend, will be August 3.

Autoliv intends to publish the quarterly report for the third quarter 2010 on Tuesday October 26.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties such as without limitation, changes in general industry and market conditions, changes in and the successful execution of cost reduction initiatives and market reaction thereto, increased competition, changes in consumer preferences for end products, customer losses, bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers, product liability, warranty and recall claims and other litigations, possible adverse results of pending or future litigation or infringement claims, legislative or regulatory changes, dependence on customers and suppliers, as well as the risks identified in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our most recent quarterly Report on Form 10-Q. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q2 – Report 2010

KEY RATIOS

	Quarter April - June		First 6 months		Latest 12 months	Full year 2009
	2010	2009	2010	2009
Earnings/(loss) per share, basic	$1.69	$(0.24)	$3.18	$(1.08)	$4.27	$0.12
Earnings/(loss) per share, diluted 1)	$1.60	$(0.24)	$2.99	$(1.08)	$4.06	$0.12
Total parent shareholders’ equity per share	29.58	26.79	29.58	26.79	29.58	28.06
Cash dividend paid per share	—	—	—	0.21	—	0.21
Operating working capital, $ in millions 2)	405	447	405	447	405	335
Capital employed, $ in millions 3 )	3,038	3,240	3,038	3,240	3,038	3,098
Net debt, $ in millions 2)	417	917	417	917	417	662
Net debt to capitalization, % 4 )	14	28	14	28	14	21

Gross margin, % 5 )	22.9	15.6	22.6	12.6	21.1	16.6
Operating margin, % 6 )	12.7	(1.0)	12.1	(4.8)	9.1	1.3

Return on total equity, % 7 )	22.9	(3.6)	21.8	(7.5)	15.2	0.5
Return on capital employed, % 8 )	30.0	(1.4)	27.5	(6.0)	19.0	2.2

Average no. of shares in millions 1)	91.6	85.1	91.2	77.8	90.4	84.5
No. of shares at period-end in millions 9 )	88.5	85.1	88.5	85.1	88.5	85.1
No. of employees at period-end10 )	31,983	29,868	31,983	29,868	31,983	30,228
Headcount at period-end	41,099	33,369	41,099	33,369	41,099	37,877
Days receivables outstanding 11 )	70	71	72	78	77	75
Days inventory outstanding 12)	30	39	31	43	33	40

1)	Assuming dilution and net of treasury shares, except for the first and second quarter 2009 due to the loss.
2)	Non-GAAP measure; for reconciliation see tables below.
3)	Total equity and net debt.
4)	Net debt in relation to capital employed.
5)	Gross profit relative to sales.
6)	Operating income/(loss) relative to sales.
7)	Net income/(loss) relative to average total equity.
8)	Operating income/(loss) and equity in earnings of affiliates, relative to average capital employed.
9)	Excluding dilution and net of treasury shares.
10)	Includes temporary employees.
11)	Outstanding receivables relative to average daily sales.
12)	Outstanding inventory relative to average daily sales.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share data)

	Quarter April - June		First 6 months		Latest 12 months	Full year 2009
	2010	2009	2010	2009
Net sales
- Airbag products	$1,206.5	$755.1	$2,352.5	$1,341.6	$4,309.4	$3,298.5
- Seatbelt products	595.0	438.3	1,169.8	778.5	2,213.5	1,822.2

Total net sales	1,801.5	1,193.4	3,522.3	2,120.1	6,522.9	5,120.7

Cost of sales	(1,389.5)	(1,007.0)	(2,726.8)	(1,853.4)	(5,146.2)	(4,272.8)

Gross profit	412.0	186.4	795.5	266.7	1,376.7	847.9

Selling, general & administrative expenses	(81.8)	(73.6)	(162.9)	(145.6)	(317.1)	(299.8)
Research, development & engineering expenses	(93.7)	(84.0)	(185.3)	(159.2)	(348.5)	(322.4)
Amortization of intangibles	(4.6)	(5.8)	(8.9)	(11.6)	(20.4)	(23.1)
Other income (expense), net	(2.8)	(35.3)	(13.9)	(51.3)	(96.3)	(133.7)

Operating income/(loss)	229.1	(12.3)	424.5	(101.0)	594.4	68.9

Equity in earnings of affiliates	3.2	1.1	2.0	2.0	3.8	3.8
Interest income	0.8	0.9	1.6	3.8	3.7	5.9
Interest expense	(13.3)	(17.6)	(27.8)	(36.0)	(60.0)	(68.2)
Loss on extinguishment of debt	(12.1)	—	(12.1)	—	(12.1)	—
Other financial items, net	(1.8)	(0.0)	(3.1)	(0.2)	(7.8)	(4.9)

Income/(loss) before income taxes	205.9	(27.9)	385.1	(131.4)	522.0	5.5

Income tax (expense)/benefit	(58.5)	7.4	(109.5)	46.8	(149.2)	7.1

Net income/(loss)	$147.4	$(20.5)	$275.6	$(84.6)	$372.8	$12.6

Less; Net income/(loss) attributable to non-controlling interest	0.9	0.2	2.6	(0.5)	5.7	2.6
Net income/(loss) attributable to controlling interest	$146.5	$(20.7)	$273.0	$(84.1)	$367.1	$10.0

Earnings/(loss) per share 1)	$1.60	$(0.24)	$2.99	$(1.08)	$4.06	$0.12

1)	Assuming dilution and net of treasury shares, except for the first and second quarter 2009 due to the loss.

Q2 – Report 2010

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	June 30 2010	March 31 2010	December 31 2009	September 30 2009	June 30 2009

Assets
Cash & cash equivalents	$459.4	$302.3	$472.7	$429.6	$311.1
Receivables, net	1,358.9	1,315.4	1,053.1	1,035.3	928.7
Inventories, net	505.7	510.0	489.0	461.4	427.7
Other current assets	131.5	161.3	164.8	189.0	164.1

Total current assets	2,455.5	2,289.0	2,179.6	2,115.3	1,831.6

Property, plant & equipment, net	962.1	1,012.2	1,041.8	1,067.5	1,081.9
Investments and other non-current assets	227.6	228.9	235.5	235.7	216.9
Goodwill assets	1,601.2	1,610.1	1,614.4	1,616.6	1,609.0
Intangible assets, net	117.3	122.2	114.3	125.5	130.9

Total assets	$5,363.7	$5,262.4	$5,185.6	$5,160.6	$4,870.3

Liabilities and equity
Short-term debt	$169.6	$134.5	$318.6	$145.3	$150.9
Accounts payable	948.4	873.0	771.7	655.4	557.9
Other current liabilities	675.7	691.0	603.2	567.8	515.7

Total current liabilities	1,793.7	1,698.5	1,693.5	1,368.5	1,224.5

Long-term debt	708.8	792.5	820.7	1,187.8	1,088.3
Pension liability	113.4	113.5	109.2	112.5	109.0
Other non-current liabilities	126.3	124.4	126.2	126.9	125.4

Total non-current liabilities	948.5	1,030.4	1,056.1	1,427.2	1,322.7

Total parent shareholders’ equity	2,617.6	2,494.0	2,388.2	2,318.5	2,279.6
Non-controlling interest	3.9	39.5	47.8	46.4	43.5

Total equity	2,621.5	2,533.5	2,436.0	2,364.9	2,323.1

Total liabilities and equity	$5,363.7	$5,262.4	$5,185.6	$5,160.6	$4,870.3

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Quarter April - June		First 6 months		Latest 12 months	Full year 2009
	2010	2009	2010	2009

Net income/(loss)	$147.4	$(20.5)	$275.6	$(84.6)	$372.8	$12.6
Depreciation and amortization	71.3	78.8	144.7	149.8	309.2	314.3
Other, net	9.4	(3.0)	33.7	7.8	(15.6)	(41.5)
Changes in operating assets and liabilities	22.8	72.0	(54.2)	45.5	107.5	207.2

Net cash provided by operating activities	250.9	127.3	399.8	118.5	773.9	492.6

Capital expenditures, net	(46.9)	(32.2)	(83.0)	(65.9)	(147.5)	(130.4)
Acquisitions of businesses and other, net	(8.6)	1.0	(68.2)	2.9	(98.0)	(26.9)

Net cash used in investing activities	(55.5)	(31.2)	(151.2)	(63.0)	(245.5)	(157.3)

Net cash before financing 1)	195.4	96.1	248.6	55.5	528.4	335.3

Net increase (decrease) in short-term debt	60.7	(52.3)	(121.3)	(143.2)	39.0	17.1
Issuance of long-term debt	—	73.5	—	513.5	81.9	595.4
Repayments and other changes in long-term debt	(21.6)	(735.7)	(50.8)	(814.8)	(439.7)	(1,203.7)
Dividends paid	—	—	—	(14.8)	—	(14.8)
Cash paid for extinguishment of debt	(8.3)	—	(8.3)	—	(8.3)	—
Common stock issue, net	—	(1.8)	—	236.8	—	236.8
Common stock options exercised	2.9	0.4	6.4	0.5	6.7	0.8
Acquisition of subsidiary shares from non- controlling interest	(50.4)	—	(63.7)	(4.6)	(63.7)	(4.6)
Other, net	—	—	—	(0.2)	(2.9)	(3.1)
Effect of exchange rate changes on cash	(21.6)	(4.5)	(24.2)	(6.2)	6.9	24.9

Increase (decrease) in cash and cash equivalents	157.1	(624.3)	(13.3)	(177.5)	148.3	(15.9)

Cash and cash equivalents at period-start	302.3	935.4	472.7	488.6	311.1	488.6

Cash and cash equivalents at period-end	$459.4	$311.1	$459.4	$311.1	$459.4	$472.7

1)	Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q2 – Report 2010

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions to, financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

OPERATING WORKING CAPITAL

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	June 30 2010	March 31 2010	December 31 2009	September 30 2009	June 30 2009
Total current assets	$2,455.5	$2,289.0	$2,179.6	$2,115.3	$1,831.6
Total current liabilities	(1,793.7)	(1,698.5)	(1,693.5)	(1,368.5)	(1,224.5)

Working capital	661.8	590.5	486.1	746.8	607.1
Cash and cash equivalents	(459.4)	(302.3)	(472.7)	(429.6)	(311.1)
Short-term debt	169.6	134.5	318.6	145.3	150.9
Derivative asset and liability, current	7.7	2.8	3.4	2.5	(3.2)
Dividends payable	25.6	—	—	—	2.9

Operating working capital	$405.3	$425.5	$335.4	$465.0	$446.6

NET DEBT

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD’s in their analyses of the Company’s debt. This non-U.S. GAAP measure was used, for instance, in certain covenants for the Company’s Revolving Credit Facility when it still had covenants. By adjusting for DRD’s, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD’s reported in other balance sheet captions.

	June 30 2010	March 31 2010	December 31 2009	September 30 2009	June 30 2009
Short-term debt	$169.6	$134.5	$318.6	$145.3	$150.9
Long-term debt	708.8	792.5	820.7	1,187.8	1,088.3

Total debt	878.4	927.0	1,139.3	1,333.1	1,239.2
Cash and cash equivalents	(459.4)	(302.3)	(472.7)	(429.6)	(311.1)
Debt-related derivatives	(2.2)	(5.4)	(4.5)	(25.4)	(10.9)

Net debt	$416.8	$619.3	$662.1	$878.1	$917.2

COMPONENTS IN SALES INCREASE/DECREASE

Since the Company generates more than 80% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in total U.S. GAAP net sales.

Quarter April – June

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	12.8	$81.8	81.7	$208.7	79.7	$76.6	55.7	$112.9	40.2	$480.0
Currency effects	(4.9)	(31.4)	1.4	3.6	5.6	5.5	5.6	11.4	(0.8)	(10.9)
Acquisitions/divestitures	0.7	4.2	19.8	50.7	—	—	41.5	84.1	11.6	139.0

Reported change	8.6	$54.6	102.9	$263.0	85.3	$82.1	102.8	$208.4	51.0	$608.1

6 months January – June

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	20.0	$227.9	89.6	$412.2	97.1	$175.6	75.3	$257.2	50.6	$1,072.9
Production days	3.9	44.4	3.9	17.9	3.9	7.1	3.9	13.3	3.9	82.7
Currency effects	0.5	5.3	2.3	10.5	4.4	7.9	7.7	26.4	2.4	50.1
Acquisitions/divestitures	0.7	8.5	22.6	103.9	—	—	24.6	84.1	9.3	196.5

Reported change	25.1	$286.1	118.4	$544.5	105.4	$190.6	111.5	$381.0	66.2	$1,402.2